Exhibit 99.1
Michigan Consolidated Gas Company
Consolidated Financial Statements as of December 31, 2009 and 2008 and for each of the three years in the period ended
December 31, 2009 and Report of Independent Registered Public Accounting Firm

Michigan Consolidated Gas Company

DEFINITIONS

ASC	Accounting Standards Codification

ASU	Accounting Standards Update

Customer Choice	Statewide initiatives giving customers in Michigan the option to choose alternative suppliers for gas.

DTE Energy	DTE Energy Company, directly or indirectly the parent of Detroit Edison, MichCon and numerous non-utility subsidiaries

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

FSP	FASB Staff Position

GCR	A gas cost recovery mechanism authorized by the MPSC that allows MichCon to recover through rates its natural gas costs.

MichCon	Michigan Consolidated Gas Company (an indirect wholly owned subsidiary of DTE Energy) and subsidiary companies

MPSC	Michigan Public Service Commission

SFAS	Statement of Financial Accounting Standards

Units of Measurement

Bcf	Billion cubic feet of gas

Bcfe	Conversion metric of natural gas, the ratio of 6 Mcf of gas to 1 barrel of oil.

Mcf	Thousand cubic feet of gas

MMcf	Million cubic feet of gas

MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
Certain items reflected in the accompanying consolidated financial statements have been eliminated at DTE Energy as a result of purchase accounting adjustments.
MichCon net income increased $13 million in 2009 and $9 million in 2008.
Increase (Decrease) in Income Statement Components Compared to Prior Year

(in Millions)	2009	2008
Operating revenues	$(350)	$273
Cost of gas	(314)	212

Gross margin	(36)	61
Operation and maintenance	(53)	42
Depreciation and amortization	7	9
Taxes other than income	1	(8)
Asset gains, net	(4)	(23)
Other (income) and deductions	(2)	17
Income tax provision	2	15

Net income	$13	$9

Gross margin decreased $36 million in 2009 and increased $61 million in 2008. The decrease in 2009 reflects $28 million of lower revenues from the uncollectible tracking mechanism, $15 million of additional lost and stolen gas, $12 million of continued customer conservation efforts, $5 million of lower end user transportation revenue, the effects of unfavorable weather of $4 million and reduced late payment revenue of $4 million, partially offset by $22 million higher midstream transportation and storage revenues, $5 million in energy optimization revenues and $5 million higher appliance service revenues. The increase in 2008 reflects $49 million from the uncollectible tracking mechanism, $15 million related to the impacts of colder weather and $10 million favorable result of lower lost gas recognized and higher valued gas received as compensation for transportation of third party customer gas, $7 million of 2007 GCR disallowances, and $6 million of appliance service revenues. The 2008 improvement was partially offset by $20 million of lower storage services revenue and $13 million from customer conservation and lower volumes.

(in Millions)	2009	2008	2007
Gas Markets
Gas sales	$1,420	$1,789	$1,503
End user transportation	144	143	140
Intermediate transportation	69	72	70
Other	132	111	129

	$1,765	$2,115	$1,842

	2009	2008	2007
Gas Markets ( Billion cubic feet of gas (Bcf))
Gas sales	135	146	145
End user transportation	124	122	132

	259	268	277
Intermediate transportation	462	437	399

	721	705	676

Operation and maintenance expense decreased $53 million in 2009 and increased $42 million in 2008. The decrease in 2009 was primarily due to $33 million of reduced uncollectible expenses, $15 million of lower employee benefit-related expenses, $14 million from continuous improvement initiatives and other cost reductions resulting in lower contract labor and outside services expense, information technology and other staff expenses, partially offset by higher health care expenses of $8 million and $4 million of energy optimization expenses. The 2008 increase is primarily attributable to $56 million of higher uncollectible expenses, partially offset by $14 million from continuous improvement initiatives resulting in lower contract labor and outside services expense, information technology and other staff expenses and $14 million of reduced pension and health care expenses. Uncollectible expense was higher in 2008 due to an analysis of our greater than ninety day receivables that indicated a change in the mix of customers in that group and therefore an increased risk of collection. The changes in uncollectible expenses are substantially offset by changes in revenues from the uncollectible tracking mechanism included in the gross margin discussion.
Asset gains, net increased $4 million primarily due to a gain on the sale of certain gathering and processing assets of $21 million partially offset by a lower gain on the sale of base gas of $15 million. The 2008 increase of $23 million was due primarily to the sale of base gas.
Outlook — Unfavorable national and regional economic trends have resulted in a decrease in the number of customers in our service territory, customer conservation and continued high levels of theft and uncollectible accounts receivable. The magnitude of these trends will be driven by the impacts of the challenges in the domestic automotive industry and the timing and level of recovery in the national and regional economies. The uncollectible tracking mechanism provided by the MPSC assists in mitigating the continued pressure on accounts receivable.
To address the challenges of the national and regional economies, we continue to move forward in our efforts to improve our operating performance and cash flow. We continue to resolve outstanding regulatory issues. Looking forward, we face additional issues, such as volatility in gas prices, investment returns and changes in discount rate assumptions in benefit plans and health care costs. We expect to continue an intense focus on our continuous improvement efforts to improve productivity, minimize lost and stolen gas, remove waste and decrease our costs while improving customer satisfaction.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholder of
Michigan Consolidated Gas Company
In our opinion, the accompanying consolidated statement of financial position and the related consolidated statements of operations, of cash flows and of changes in shareholder’s equity and comprehensive income present fairly, in all material respects, the financial position of Michigan Consolidated Gas Company and its subsidiaries at December 31, 2009, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2008 and for each of the two years in the period ended December 31, 2008 were audited by other auditors whose report dated March 20, 2009 expressed an unqualified opinion on those statements and includes an explanatory paragraph relating to the adoption of new accounting standards.
/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
March 22, 2010

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
(in Millions)	2009	2008	2007
Operating Revenues	$1,765	$2,115	$1,842

Operating Expenses
Cost of gas	1,037	1,351	1,139
Operation and maintenance	411	464	422
Depreciation and amortization	109	102	93
Taxes other than income	48	47	55
Asset gains, net	(30)	(26)	(3)

	1,575	1,938	1,706

Operating Income	190	177	136

Other (Income) and Deductions
Interest expense	67	65	60
Interest income	(8)	(8)	(10)
Other income	(8)	(11)	(12)
Other expenses	6	13	4

	57	59	42

Income Before Income Taxes	133	118	94
Income Tax Provision	40	38	23

Net Income	$93	$80	$71

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
(in Millions)	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$2	$3
Accounts receivable (less allowance for doubtful accounts of $134 and $137, respectively)
Customer	489	555
Affiliates	9	44
Other	40	7
Inventories
Gas	44	14
Material and supplies	16	19
Gas customer choice deferred asset	107	126
Current deferred income taxes	46	40
Notes receivable
Affiliates	3	—
Other	3	2
Other	13	16

	772	826

Investments	50	87

Property
Property, plant and equipment	3,753	3,766
Less accumulated depreciation and amortization	(1,612)	(1,649)

	2,141	2,117

Other Assets
Regulatory assets	777	774
Net investment in lease	73	75
Notes receivable — affiliates	4	—
Prepaid pension costs — affiliates	154	136
Other	10	20

	1,018	1,005

Total Assets	$3,981	$4,035

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
(in Millions, Except Shares)	2009	2008
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable
Affiliates	$21	$26
Other	181	190
Short-term borrowings
Affiliates	115	30
Other	327	492
Other	91	73

	735	811

Long-Term Debt	889	889

Other Liabilities
Deferred income taxes	363	290
Regulatory liabilities	626	609
Accrued pension liability — affiliates	33	13
Accrued postretirement liability — affiliates	218	348
Asset retirement obligations	114	112
Other	77	79

	1,431	1,451

Commitments and Contingencies (Notes 9 and 14)

Shareholder’s Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	509	509
Retained earnings	419	377
Accumulated other comprehensive loss	(2)	(2)

	926	884

Total Liabilities and Shareholder’s Equity	$3,981	$4,035

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
(in Millions)	2009	2008	2007
Operating Activities
Net income	$93	$80	$71
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	109	102	93
Deferred income taxes and investment tax credits, net	57	64	7
Asset gains, net	(30)	(26)	(3)
Changes in assets and liabilities:
Accounts receivable, net	87	(54)	(60)
Inventories	(27)	19	42
Accrued postretirement liability — affiliates	(131)	81	(79)
Accrued pension liability — affiliates	(18)	331	(67)
Recoverable pension and postretirement costs	(6)	(436)	143
Accrued gas cost recovery	26	(70)	(11)
Accounts payable	(9)	(25)	44
Income, property and other taxes payable	(47)	(17)	5
Other assets	60	(82)	(38)
Other liabilities	41	20	44

Net cash from (used for) operating activities	205	(13)	191

Investing Activities
Plant and equipment expenditures	(167)	(239)	(225)
Proceeds from sale of assets	70	7	2
Other	29	3	1

Net cash used for investing activities	(68)	(229)	(222)

Financing Activities
Issuance of long-term debt	—	446	—
Redemption of long-term debt	—	(275)	(30)
Short-term borrowings, net	(80)	68	116
Capital contribution by parent company	—	50	—
Dividends on common stock	(50)	(50)	(50)
Other	(8)	—	—

Net cash from (used for) financing activities	(138)	239	36

Net Increase (Decrease) in Cash and Cash Equivalents	(1)	(3)	5
Cash and Cash Equivalents at Beginning of Period	3	6	1

Cash and Cash Equivalents at End of Period	$2	$3	$6

Cash Paid (Received) for:
Interest (excluding interest capitalized)	$66	$63	$63
Income taxes	$(8)	$(17)	$10
Noncash investing and financing activities
Property, plant and equipment	$(1)	$(1)	$(1)
Short-term borrowings	$—	$—	$(5)
Common stock	$—	$12	$—
Accrued capital expenditures	$(5)	$(19)	$5
See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
AND COMPREHENSIVE INCOME

				Accumulated
	Common Stock			Other
(Dollars in Millions,			Retained	Comprehensive
Shares in Thousands)	Shares	Amount	Earnings	Loss	Total
Balance, December 31, 2006	10,300	$442	$315	$(1)	$756

Net income	—	—	71	—	71
Capital contribution	—	5	—	—	5
Dividends declared on common stock	—	—	(50)	—	(50)

Balance, December 31, 2007	10,300	447	336	(1)	782

Net income	—	—	80	—	80
Implementation of ASC 715 (SFAS No. 158) measurement date provision, net of tax	—	—	(2)	—	(2)
Benefit obligations, net of tax	—	—	—	(1)	(1)
Capital contribution	—	62	—	—	62
Dividends declared on common stock	—	—	(37)	—	(37)

Balance, December 31, 2008	10,300	509	377	(2)	884

Net income	—	—	93	—	93
Dividends declared on common stock	—	—	(51)	—	(51)

Balance, December 31, 2009	10,300	$509	$419	$(2)	$926

The following table displays comprehensive income:

(in Millions)	2009	2008	2007
Net income	$93	$80	$71

Other comprehensive loss:
Benefit obligations, net of tax of $—, $(1) and $—	—	(1)	—

Comprehensive income	$93	$79	$71

See Notes to Consolidated Financial Statements

Michigan Consolidated Gas Company
Notes to Consolidated Financial Statements
NOTE 1 — BASIS OF PRESENTATION
Corporate Structure
MichCon is a Michigan corporation organized in 1898. MichCon is an indirect, wholly-owned subsidiary of DTE Energy. MichCon is a public utility subject to regulation by the MPSC and the FERC. MichCon is engaged in the purchase, storage, transmission, gathering, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan.
References in this report to “we”, “us”, “our” or “Company” are to MichCon.
Basis of Presentation
The accompanying consolidated financial statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company’s estimates.
Certain prior year balances were reclassified to match the current year’s financial statement presentation.
Principles of Consolidation
The Company consolidates all majority owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to influence the operating policies of the investee. Non-majority owned investments include investments in limited liability companies, partnerships or joint ventures. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.
We consolidate variable interest entities (VIEs) for which we are the primary beneficiary. In general, we determine whether we are the primary beneficiary of a VIE through a qualitative analysis of risk which indentifies which variable interest holder absorbs the majority of the financial risk or rewards and variability of the VIE. In performing this analysis, we consider all relevant facts and circumstances, including: the design and activities of the VIE, the terms of the contracts the VIE has entered into, the identification of variable interest holders including equity owners, customers, suppliers and debt holders and which parties participated significantly in the design of the entity. If the qualitative analysis is inconclusive, a specific quantitative analysis is performed. Refer to Note 3 for discussion of changes in consolidation guidance applicable to VIEs.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Revenues
Revenues from the sale, delivery and storage of natural gas are recognized as services are provided. The Company records revenues for gas provided but unbilled at the end of each month. Our accrued revenues include a component for the cost of gas sold that is recoverable through the GCR mechanism and certain other transactions that may create revenue refund obligations to GCR customers. MichCon presents its revenue net of any revenue refund obligations to GCR customers. Annual GCR proceedings before the MPSC permit MichCon to recover prudent and reasonable supply costs. Any overcollection or undercollection of costs, including interest, will be reflected in future rates. See Note 9.

Comprehensive Income (Loss)
Comprehensive income (loss) is the change in Common shareholder’s equity during a period from transactions and events from non-owner sources, including net income.

	Net		Accumulated
	Unrealized		Other
	Gains on	Benefit	Comprehensive
(in Millions)	Derivatives	Obligations	Loss
December 31, 2008	$(1)	$(1)	$(2)
Current period change	—	—	—

December 31, 2009	$(1)	$(1)	$(2)

Cash Equivalents
Cash and cash equivalents include cash on hand, cash in banks and temporary investments purchased with remaining maturities of three months or less.
Receivables
Accounts receivable are primarily composed of trade receivables and unbilled revenue. Our accounts receivable are stated at net realizable value.
The allowance for doubtful accounts is generally calculated using the aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management’s assessment of existing economic conditions, customer trends, and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, typically 21 days, however, factors such as assistance programs may delay aggressive action. MichCon assesses late payment fees on trade receivables based on contractual past-due terms established with customers. Customer accounts are written off when collection efforts have been exhausted, generally one year after service has been terminated.
Unbilled revenues of $171 million and $189 million are included in customer accounts receivable at December 31, 2009 and 2008, respectively.
Inventories
MichCon generally values materials and supplies at average cost.
Gas inventory of $44 million and $14 million as of December 31, 2009 and 2008, respectively, is determined using the last-in, first-out (LIFO) method. At December 31, 2009, the replacement cost of gas remaining in storage exceeded the LIFO cost by $218 million. At December 31, 2008, the replacement cost of gas remaining in storage exceeded the LIFO cost by $232 million. During 2008, MichCon liquidated 4.2 Bcf prior years’ LIFO layers. The liquidation reduced 2008 cost of gas by approximately $21 million, but had no impact on earnings as a result of the GCR mechanism.
Gas Customer Choice Deferred Asset
Gas Customer Choice Deferred Asset represents gas provided to MichCon by suppliers of gas for customers that participate in the Customer Choice program. As the gas is sold and billed to Customer Choice customers, primarily in the December through March heating season, this asset is reduced. At the end of an April through March cycle each year, any balance is reconciled and settled with the various suppliers.

Property, Retirement and Maintenance, and Depreciation, Depletion and Amortization
Property is stated at cost and includes construction-related labor, materials, overheads and an allowance for funds used during construction (AFUDC). The cost of properties retired, less salvage value, is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense when incurred.
MichCon bases depreciation provisions on straight-line and units-of- production rates approved by the MPSC.
Capitalized software costs are classified as Property, plant and equipment and the related amortization is included in Accumulated depreciation and amortization, on the Consolidated Statements of Financial Position. The Company capitalizes the costs associated with computer software it develops or obtains for use in its business. The Company amortizes capitalized software costs on a straight-line basis over the expected period of benefit, primarily 15 years.
Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.
Excise and Sales Taxes
The Company records the billing of excise and sales taxes as a receivable with an offsetting payable to the applicable taxing authority, with no impact on the Consolidated Statements of Operations.
Deferred Debt Costs
The costs related to the issuance of long-term debt are deferred and amortized over the life of each debt issue. In accordance with MPSC regulations, the unamortized discount, premium and expense related to debt redeemed with a refinancing are amortized over the life of the replacement issue.
Investments in Debt and Equity Securities
The Company generally classifies investments in debt and equity securities as trading and has recorded such investments at market value with unrealized gains or losses included in earnings.
Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation. Our allocation for 2009, 2008 and 2007 for stock-based compensation expense was approximately $7 million, $5 million and $3 million, respectively.
Asset Gains, net
In 2009, MichCon sold certain gathering and processing assets resulting in a gain of $21 million and recognized a gain of $9 million on the sale of base gas. In 2008 and 2007, MichCon sold base gas resulting in gains of $22 million and $5 million, respectively. Also in 2008 and 2007, the Company sold land for gains of $2 million and $1 million, respectively. The 2007 gain was partially offset by $3 million for the disallowance of certain costs related to the acquisition of pipeline assets. Proceeds from each of the base gas sales were received in January of the subsequent year.

Subsequent Events
The Company has evaluated subsequent events through March 22, 2010, the date that these financial statements were issued.
Other Accounting Policies
See the following notes for other accounting policies impacting the Company’s consolidated financial statements:

Note	Title
3	New Accounting Pronouncements
4	Fair Value
5	Financial and Other Derivative Instruments
7	Asset Retirement Obligation
9	Regulatory Matters
10	Income Taxes
15	Retirement Benefits and Trusteed Assets
NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
FASB Accounting Standards Codificationtm(Codification)
On July 1, 2009, the Codification became the single source of authoritative nongovernmental generally accepted accounting principles (GAAP) in the United States of America. The Codification is a reorganization of current GAAP into a topical format that eliminates the current GAAP hierarchy and establishes two levels of guidance — authoritative and non-authoritative. According to the FASB, all “non-grandfathered, non-SEC accounting literature” that is not included in the Codification would be considered non-authoritative. The FASB has indicated that the Codification does not change current GAAP. Instead, the proposed changes aim to (1) reduce the time and effort it takes for users to research accounting questions and (2) improve the usability of current accounting standards. The Codification is effective for interim and annual periods ending after September 15, 2009.
Fair Value Accounting, Measurements and Disclosure
In September 2006, the FASB issued ASC 820 (SFAS No. 157, Fair Value Measurements). The standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. It emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Fair value measurement should be determined based on the assumptions that market participants would use in pricing an asset or liability. Effective January 1, 2008, the Company adopted ASC 820 (SFAS No. 157). As permitted by ASC 820-10 (FSP No. 157-2), the Company elected to defer the effective date of the standard as it pertains to measurement and disclosures about the fair value of non-financial assets and liabilities made on a nonrecurring basis. The Company has adopted the recognition provisions for non-financial assets and liabilities as of January 1, 2009. See Note 4.
In April 2009, the FASB issued three FSPs intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. The FSPs are effective for interim and annual periods ending after June 15, 2009.
•	ASC 825-10 (FSP No. 107-1 and APB No. 28-1), Interim Disclosures about Fair Value of Financial Instruments, expands the fair value disclosures required for all financial instruments within the scope of ASC 825-10 to interim periods.

•	ASC 820-10 (FSP No. 157-4), Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, which applies to all assets and liabilities, i.e., financial and nonfinancial, reemphasizes that the objective of fair value remains unchanged (i.e., an exit price notion). The FSP provides application guidance on measuring fair value when the volume and level of activity has significantly decreased and identifying transactions that are not orderly. The FSP also emphasizes that an entity cannot presume that an observable transaction price is not orderly even when there has been a significant decline in the volume and level of activity.

•	ASC 320-10 (FSP No. 115-2 and SFAS No. 124-2), Recognition and Presentation of Other-Than-Temporary Impairments, is intended to bring greater consistency to the timing of impairment recognition, and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold.
The Company adopted these FSPs in the second quarter of 2009. The adoption of these FSPs did not have a significant impact on MichCon’s consolidated financial statements.
In September and August 2009, respectively, the FASB issued ASU 2009-12, Fair Value Measurements and Disclosure, and ASU 2009-05, Measuring Liabilities at Fair Value. ASU 2009-12 provides guidance for the fair value measurement of investments in certain entities that calculate the net asset value per share (or its equivalent) determined as of the reporting entity’s measurement date. Certain attributes of the investment (such as restrictions on redemption) and transaction prices from principal-to-principal or brokered transactions will not be considered in measuring the fair value of the investment. The amendments in this standard are effective for interim and annual periods ending after December 15, 2009.
ASU 2009-05 provides guidance on measuring the fair value of liabilities under ASC 820. This standard clarifies that in the absence of a quoted price in an active market for an identical liability at the measurement date, companies may apply approaches that use the quoted price of an investment in the identical liability or similar liabilities traded as assets or other valuation techniques consistent with the fair-value measurement principles in ASC 820. The standard permits fair value measurements of liabilities that are based on the price that a company would pay to transfer the liability to a new obligor. It also permits a company to measure the fair value of liabilities using an estimate of the price it would receive to enter into the liability at that date. The new standard is effective for interim and annual periods beginning after August 27, 2009 and applies to all fair-value measurements of liabilities required by GAAP. The adoption of ASU 2009-12 and ASU 2009-05 did not have a material impact on MichCon’s consolidated financial statements.
In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires the gross presentation of activity within the Level 3 fair value measurement roll forward and details of transfers in and out of Level 1 and 2 fair value measurements. The new disclosures are required of all entities that are required to provide disclosures about recurring and nonrecurring fair value measurements. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the gross presentation of the Level 3 fair value measurement roll forward which is effective for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years.
Disclosures about Derivative Instruments and Guarantees
In March 2008, the FASB issued ASC 815-10 (SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133). This standard requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under ASC 815 (SFAS No. 133) and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.
The standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Comparative disclosures for earlier periods at initial adoption are encouraged but not required. The Company adopted the standard effective January 1, 2009. See Note 5.
Subsequent Events
In May 2009, the FASB issued ASC 855 (SFAS No. 165, Subsequent Events). This standard provides guidance on management’s assessment of subsequent events. The new standard clarifies that management must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date “through the date that the financial statements are issued or are available to be issued.” Management must perform its assessment for both interim and annual financial reporting periods. The standard does not significantly change the Company’s practice for evaluating such events. ASC 855 (SFAS No. 165) is effective prospectively for interim and annual periods ending after June 15, 2009 and requires disclosure of the date subsequent events are evaluated through. The Company adopted the standard during the quarter ended June 30, 2009. See Note 2.
Transfers of Financial Assets
In June 2009, the FASB issued ASU 2009-16 (SFAS No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB No. 140). This standard amends ASC 860, (SFAS No. 140), eliminates the concept of a “qualifying special-purpose entity” (QSPE) and associated guidance and creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale. ASU

2009-16 (SFAS No. 166) is intended to enhance reporting in the wake of the subprime mortgage crisis and the deterioration in the global credit markets. The standard is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009. Early adoption is prohibited. ASU 2009-16 (SFAS No. 166) must be applied prospectively to transfers of financial assets occurring on or after its effective date. The adoption of ASU 2009-16 (SFAS No. 166) will not have a material impact on MichCon’s consolidated financial statements.
Variable Interest Entities (VIE)
In June 2009, the FASB issued ASU 2009-17 (SFAS No. 167, Amendments to FASB Interpretation 46(R)). This standard amends the consolidation guidance that applies to VIEs and affects the overall consolidation analysis under ASC 810 -10 (Interpretation 46(R)). The amendments to the consolidation guidance affect all entities and enterprises currently within the scope of ASC 810-10, as well as qualifying special purpose entities that are currently outside the scope of ASC 810-10. Accordingly, the Company will need to reconsider its previous ASC 810-10 conclusions, including (1) whether an entity is a VIE, (2) whether the enterprise is the VIE’s primary beneficiary, and (3) what type of financial statement disclosures are required. ASU 2009-17 (SFAS No. 167) is effective as of the beginning of the first fiscal year that begins after November 15, 2009. Early adoption is prohibited. The adoption of ASU 2009-17 (SFAS No. 167) will not have a material impact on MichCon’s consolidated financial statements.
Revenue Arrangements
In September 2009, the FASB ratified Issue No. 08-1, Revenue Arrangements with Multiple Deliverables (not yet codified). Issue 08-1 provides principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. This standard shall be applied prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity may elect to adopt this standard on a retrospective basis. The Company is currently assessing the impact of Issue No. 08-1 on MichCon’s consolidated financial statements. Adoption of the standard is not expected to have a material impact to the consolidated financial statements.
NOTE 4 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants’ use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which is immaterial for the years ended December 31, 2009 and 2008. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established, which prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:
•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•	Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•	Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.
The following table presents assets and liabilities measured and recorded at fair value on a recurring basis as of December 31, 2009:

				Balance at
(in Millions)	Level 1	Level 2	Level 3	December 31, 2009
Assets:
Other investments (1)	$6	$—	$—	$6

Net Assets at December 31, 2009	$6	$—	$—	$6

(1)	Excludes cash surrender value of life insurance investments.
The following table presents the fair value reconciliation of Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2009 and 2008:

	Year Ended
	December 31
	2009	2008
Liability balance as of beginning of the period	$—	$—
Changes in fair value recorded in income	—	5
Purchases, issuances and settlements	—	(5)

Liability balance as of December 31	$—	$—

The amount of total gains (losses) included in net income attributed to the change in unrealized gains (losses) related to assets and liabilities held at December 31, 2009 and 2008	$—	$—

Other investments hold money market debt securities through a publicly traded institutional mutual fund, valued using quoted prices in actively traded exchange markets. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determines that another price source is considered to be preferable. MichCon has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, MichCon selectively corroborates the fair values of securities by comparison of market-based price sources.
Fair Value of Financial Instruments
The fair value of long-term debt is determined by using quoted market prices when available and a discounted cash flow analysis based upon estimated current borrowing rates when quoted market prices are not available. The table below shows the fair value relative to the carrying value for long-term debt securities. Certain other financial instruments, such as notes payable, customer deposits and notes receivable are not shown as carrying value approximates fair value.

	December 31, 2009		December 31, 2008
	Fair Value	Carrying Value	Fair Value	Carrying Value
Long-Term Debt	$942 million	$889 million	$865 million	$889 million

NOTE 5 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives on the Consolidated Statements of Financial Position at their fair value unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for both the derivative and the underlying hedged exposure are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately.
The Company’s primary market risk exposure is associated with commodity prices, credit and interest rates. MichCon has risk management policies to monitor and manage market risks.
Commodity Price Risk
The Company has fixed-priced contracts for portions of its expected gas supply requirements through 2013. These gas supply contracts are designated and qualify for the normal purchases and sales exemption and are therefore accounted for under the accrual method. We may also sell forward storage and transportation capacity contracts. Forward firm transportation and storage contracts are not derivatives and are therefore accounted for under the accrual method.
Credit Risk
The Company is exposed to credit risk if customers or counterparties do not comply with their contractual obligations. MichCon maintains credit policies that significantly minimize overall credit risk. These policies include an evaluation of potential customers’ and counterparties’ financial condition, credit rating, collateral requirements or other credit enhancements such as letters of credit or guarantees. The Company generally uses standardized agreements that allow the netting of positive and negative transactions associated with a single counterparty.
The Company maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends, and other information. Based on the Company’s credit policies and its December 31, 2009 provision for credit losses, the Company’s exposure to counterparty nonperformance is not expected to result in material effects on the Company’s financial statements.
Interest Rate Risk
MichCon occasionally uses treasury locks and other interest rate derivatives to hedge the risk associated with interest rate market volatility. In 2004, MichCon entered into an interest rate derivative to limit its sensitivity to market interest rate risk associated with the issuance of long-term debt. Such instrument was designated as a cash flow hedge. The Company subsequently issued long-term debt and terminated the hedge at a cost that is included in accumulated other comprehensive loss. Amounts recorded in other comprehensive loss will be reclassified to interest expense as the related interest affects earnings through 2033.

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT
Summary of property by classification as of December 31:

(in Millions)	2009	2008
Property, Plant and Equipment
Distribution	$2,386	$2,327
Storage	383	378
Transmission and Other	984	1,061

Total	3,753	3,766

Less Accumulated Depreciation
Distribution	(972)	(955)
Storage	(113)	(107)
Transmission and Other	(527)	(587)

Total	(1,612)	(1,649)

Net Property, Plant and Equipment	$2,141	$2,117

AFUDC capitalized during 2009 and 2008 was approximately $2 million and $6 million, respectively.
The composite depreciation rate for MichCon was 3.1% in 2009, 3.2% in 2008, and 3.1% in 2007.
The average estimated useful life for gas distribution and transmission property was 40 years and 37 years, respectively, at December 31, 2009.
The gross carrying amount and accumulated amortization of capitalized software costs at December 31, 2009 were $98 million and $50 million, respectively. The gross carrying amount and accumulated amortization of capitalized software costs at December 31, 2008 were $96 million and $47 million, respectively. Capitalized software costs amortization expense was $7 million in 2009 and $6 million in each of the years 2008 and 2007. Amortization expense for capitalized software costs is estimated to be $6 million annually for 2010 through 2014.
NOTE 7 — ASSET RETIREMENT OBLIGATIONS
The Company has conditional retirement obligations for gas pipeline retirement costs. To a lesser extent, MichCon has conditional retirement obligations at certain service centers, compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at our credit-adjusted risk-free rate. The Company defers timing differences that arise in the expense recognition of legal asset retirement costs that are currently recovered in rates.
No liability has been recorded with respect to lead-based paint, as the quantities of lead-based paint in our facilities are unknown. In addition, there is no incremental cost to demolitions of lead-based paint facilities vs. non-lead-based paint facilities and no regulations currently exist requiring any type of special disposal of items containing lead-based paint.
A reconciliation of the asset retirement obligation for 2009 follows:

(in Millions)
Asset retirement obligations at January 1, 2009	$112
Accretion	6
Liabilities settled	(4)

Asset retirement obligations at December 31, 2009	$114

NOTE 8 — RESTRUCTURING
Performance Excellence Process
In 2005, MichCon initiated a company-wide review of its operations called the Performance Excellence Process. The Company began a series of focused improvement initiatives within MichCon and associated corporate support functions.
MichCon incurred costs to achieve (CTA) restructuring expense for employee severance and other costs. Other costs include project management and consultant support. The Company cannot defer CTA costs at this time because a regulatory recovery mechanism has not been established by the MPSC. MichCon is seeking a recovery mechanism in its rate case filed in June 2009.
Amounts expensed are recorded in Operation and maintenance expense on the Consolidated Statements of Operations. Costs incurred in 2008 and 2007 are as follows:

	Employee
	Severance Costs		Other Costs		Total Cost
(in Millions)	2008	2007	2008	2007	2008	2007
Cost incurred	$—	$3	$7	$6	$7	$9
NOTE 9 — REGULATORY MATTERS
Regulation
MichCon’s business is subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting and operating-related matters. MichCon’s MPSC-approved rates charged to customers have historically been designed to allow for the recovery of costs, plus an authorized rate of return on our investments. MichCon operates natural gas transportation and storage facilities in Michigan as intrastate facilities regulated by the MPSC and provides intrastate transportation and storage services pursuant to an MPSC-approved tariff. MichCon also provides interstate transportation and storage services in accordance with an Operating Statement on file with the FERC. We are subject to the requirements of other regulatory agencies with respect to safety, the environment and health.
Regulatory Assets and Liabilities
MichCon is required to record regulatory assets and liabilities for certain transactions that would have been treated as revenue or expense in non-regulated businesses. Continued applicability of regulatory accounting treatment requires that rates be designed to recover specific costs of providing regulated services and be charged to and collected from customers. Future regulatory changes or changes in the competitive environment could result in the discontinuance of this accounting treatment for regulatory assets and liabilities for our business and may require the write-off of the portion of any regulatory asset or liability that was no longer probable of recovery through regulated rates. Management believes that currently available facts support the continued use of regulatory assets and liabilities and that all regulatory assets and liabilities are recoverable or refundable in the current rate environment.

The following are the balances of the regulatory assets and liabilities as of December 31:

(in Millions)	2009	2008
Assets
Recoverable pension and postretirement costs
Pension	$409	$373
Postretirement costs	150	178
Recoverable uncollectible expense	134	122
Deferred income taxes — Michigan Business Tax	64	58
Deferred environmental costs	40	41
Unamortized loss on reacquired debt	32	33
Other	1	1

	830	806
Less amount included in current assets	(53)	(32)

	$777	$774

Liabilities
Asset removal costs	$349	$353
Negative pension offset	133	110
Refundable income taxes	88	93
Deferred income taxes — Michigan Business Tax	56	53
Accrued GCR refund	25	—

	651	609
Less amount included in current liabilities and other liabilities	(25)	—

	$626	$609

As noted below, regulatory assets for which costs have been incurred have been included (or are expected to be included, for costs incurred subsequent to the most recently approved rate case) in MichCon’s rate base, thereby providing a return on invested costs. Certain regulatory assets do not result from cash expenditures and therefore do not represent investments included in rate base or have offsetting liabilities that reduce rate base.
ASSETS
•	Recoverable pension and postretirement costs — In 2007, the Company adopted ASC 715 (SFAS No. 158) which required, among other things, the recognition in other comprehensive income of the actuarial gains or losses and the prior service costs that arise during the period but that are not immediately recognized as components of net periodic benefit costs. The Company received approval from the MPSC to record the charge related to the additional liability as a regulatory asset since the traditional rate setting process allows for the recovery of pension and postretirement costs. The asset will reverse as the deferred items are recognized as benefit expenses in net income. (1)
•	Recoverable uncollectible expense — Receivable for the MPSC approved uncollectible expense tracking mechanism that tracks the difference in the fluctuation in uncollectible accounts and amounts recognized pursuant to the MPSC authorization.
•	Deferred income taxes — Michigan Business Tax (MBT) - In July 2007, the MBT was enacted by the State of Michigan. State deferred tax liabilities were established for the utility, and offsetting regulatory assets were recorded as the impacts of the deferred tax liabilities will be reflected in rates as the related taxable temporary differences reverse and flow through current income tax expense. (1)
•	Deferred environmental costs — The MPSC approved the deferral and recovery of investigation and remediation costs associated with former MGP sites. This asset is offset in working capital by an environmental liability reserve. The amortization of the regulatory asset is not included in our current rates because it is offset by the recognition of insurance proceeds. We will request recovery of the remaining asset balance in future rate filings after the recognition of insurance proceeds is complete. (1)

•	Unamortized loss on reacquired debt — The unamortized discount, premium and expense related to debt redeemed with a refinancing are deferred, amortized and recovered over the life of the replacement issue. (1)
(1)	Regulatory assets not earning a return.
LIABILITIES
•	Asset removal costs — The amount collected from customers for the funding of future asset removal activities.
•	Negative pension offset — The Company’s negative pension costs are not included as a reduction to its authorized rates; therefore, the Company is accruing a regulatory liability to eliminate the impact on earnings of the negative pension expense accrued. This regulatory liability will reverse to the extent the Company’s pension expense is positive in future years.
•	Refundable income taxes — Income taxes refundable to our customers representing the difference in property-related deferred income taxes payable and amounts recognized pursuant to MPSC authorization.
•	Deferred income taxes — Michigan Business Tax — In July 2007, the MBT was enacted by the State of Michigan. State deferred tax assets were established, and offsetting regulatory liabilities were recorded as the impacts of the deferred tax assets will be reflected in rates.
•	Accrued GCR refund — Liability for the temporary over-recovery of and a return on gas costs incurred by MichCon which are recoverable through the GCR mechanism.
2009 Gas Rate Case Filing
MichCon filed a general rate case on June 9, 2009 based on a 2008 historical test year. The filing with the MPSC requested a $193 million, or 11.5 percent average increase in MichCon’s annual revenues for a 2010 projected test year. The requested $193 million increase in revenues is required to recover the increased costs associated with increased investments in net plant and working capital, the impact of high levels of uncollectible expense and the cost of natural gas theft primarily due to economic conditions in Michigan, sales reductions due to customer conservation and the trend of warmer weather on MichCon’s market, and increasing operating costs, largely due to inflation.
     In addition, MichCon’s filing made, among other requests, the following proposals:
•	Implementation of a Lost Gas and Company Use — Expense Tracking Mechanism;

•	Continued application of an uncollectible expense tracking mechanism based on a $70 million expense level of uncollectible expenses; and,

•	Implementation of a revenue decoupling mechanism. Revenue decoupling is an adjustment mechanism that would provide revenues consistent with the allowed revenue requirement with a periodic adjustment for changes in sales levels.
Pursuant to the October 2008 Michigan legislation, and the settlement in MichCon’s last base gas sale case, MichCon self-implemented $170 million of its requested annual increase on January 1, 2010. This increase will remain in place until a final order is issued by the MPSC, which is expected in June 2010. If the final rate case order does not support the self-implemented rate increase, MichCon must refund the difference with interest.

2008 MichCon Depreciation Filing
In 2007, the MPSC ordered Michigan utilities to file depreciation studies using the current method, an approach that considers the time value of money and an inflation adjusted method proposed by the Company that removes excess escalation. In compliance with the MPSC order MichCon filed its ordered depreciation studies in November 2008. The various required depreciation studies indicate composite depreciation rates from 2.07% to 2.55%. The Company has proposed no change to its current composite depreciation rate. The Company expects an order in this proceeding in 2010.
GCR Proceedings
The GCR process is designed to allow the Company to recover all of its gas supply costs if incurred under reasonable and prudent policies and practices. The MPSC reviews these costs, policies and practices for prudence in annual plan and reconciliation filings.
The following table summarizes MichCon’s GCR reconciliation filing currently pending with the MPSC:

Description of Net
		Net Over		Over (Under)
GCR Year	Date Filed	(Under)-recovery	GCR Cost of Gas Sold	Recovery
2008-2009	June 2009	$5.4 million	$1.2 billion	The total amount reflects an overrecovery of $5.9 million, less $0.5 million in accrued interest due from customers
2009-2010 Plan Year — In December 2008, MichCon filed its GCR plan case for the 2009-2010 GCR plan year. The MPSC issued an order in this case on November 12, 2009 authorizing a gas cost recovery factor of $8.46 per Mcf.
2010-2011 Plan Year — In December 2009, MichCon filed its GCR plan case for the 2010-2011 GCR plan year. MichCon filed for a maximum GCR factor of $7.06 per Mcf, adjustable by a contingent mechanism.
2009 Base Gas Sale — In July 2008, MichCon filed an application with the MPSC requesting permission to sell an additional 4 Bcf of base gas that will become available for sale as a result of better than expected operations at its storage fields. In February 2009, a settlement agreement was filed with the MPSC, which will allow MichCon to sell and retain the profits of 2 Bcf of base gas, with the remaining 2 Bcf to be used for the benefit of GCR customers as colder-than-normal weather protection. An MPSC order was issued March 5, 2009 approving the settlement. MichCon sold 2 Bcf of base gas in December 2009 at a pre-tax gain of $9 million.
2007-2008 Plan Year /Base Gas Sale Consolidated — In August 2006, MichCon filed an application with the MPSC requesting permission to sell base gas that would become accessible with storage facilities upgrades. In August 2007, a settlement agreement in this proceeding was reached by all intervening parties that provided for a sharing with customers of the proceeds from the sale of base gas. In addition, the agreement provided for a rate case filing moratorium until January 1, 2009, unless certain unanticipated changes occur that impact income by more than $5 million. The settlement agreement was approved by the MPSC in August 2007. Under the settlement terms, MichCon delivered 13.4 Bcf of this gas to its customers through 2007 at a savings to market-priced supplies of approximately $41 million. This settlement also provided for MichCon to retain the proceeds from the sale of 3.6 Bcf of base gas, of which MichCon sold 0.75 Bcf of base gas in 2007 at a pre-tax gain of $5 million and 2.84 Bcf in December 2008 at a pre-tax gain of $22 million.
Merger Control Premium Costs
In September 2007, the Court of Appeals remanded to the MPSC, for reconsideration, the MichCon recovery of merger control premium costs. On September 29, 2009, the MPSC granted MichCon’s June 1, 2009 Motion for Commission’s Decision and Remand for Control Premium Recovery but denied MichCon’s requested rate relief by reaffirming the MPSC’s denial of recovery of MichCon’s portion of the control premium in MichCon’s last rate case. The above actions did not have an impact on the Company’s consolidated financial statements.

Other
The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.
NOTE 10 — INCOME TAXES
Income Tax Summary
We are part of the consolidated federal income tax return of DTE Energy. Our federal income tax expense is determined on an individual company basis with no allocation of tax benefits or expenses from other affiliates of DTE Energy. We have an income tax receivable of $38 million at December 31, 2009, and an income tax payable of $2 million at December 31, 2008 due from/to DTE Energy.
Total income tax expense varied from the statutory federal income tax rate for the following reasons:

(Dollars in Millions)	2009	2008	2007
Income tax expense at 35% statutory rate	$46	$41	$33
Investment tax credit	(1)	(1)	(1)
Depreciation	(7)	(7)	(7)
Employee Stock Ownership Plan dividends	(1)	(1)	(1)
Medicare Part D subsidy	(1)	(1)	(1)
State and local income taxes, net of federal benefit	3	3	—
Life insurance trust	—	3	(1)
Other, net	1	1	1

Total	$40	$38	$23

Effective income tax rate	30.0%	32.2%	24.5%

Components of income tax expense (benefit) were as follows:

(in Millions)	2009	2008	2007
Current income taxes
Federal	$(21)	$(30)	$16
State and other income tax expense	4	4	—

Total current income taxes	(17)	(26)	16
Deferred federal and other income tax expense
Federal	56	63	7
State and other income tax expense	1	1	—

Total deferred income taxes	57	64	7

Total	$40	$38	$23

Investment tax credits are deferred and amortized to income over the average life of the related property.
Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the financial statements. Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related assets or liabilities. Deferred tax assets and liabilities not related to assets or liabilities are classified according to the expected reversal date of the temporary differences. Consistent with rate making treatment, deferred taxes are offset in the table below for temporary differences which have related regulatory assets and liabilities.
Deferred income tax assets (liabilities) were comprised of the following at December 31:

(in Millions)	2009	2008
Property, plant and equipment	$(201)	$(150)
Pension and benefits	(108)	(91)
Other comprehensive income	1	1
Other, net	(9)	(10)

	$(317)	$(250)

Current deferred income tax assets	$46	$40
Long term deferred income tax liabilities	(363)	(290)

	$(317)	$(250)

Deferred income tax liabilities	$(797)	$(704)
Deferred income tax assets	480	454

	$(317)	$(250)

The above table excludes unamortized investment tax credits of $10 million and $11 million at December 31, 2009 and 2008, respectively.
Uncertain Tax Positions
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in Millions)	2009	2008
Balance at January 1	$11	$—
Additions for tax positions of current years	2	11
Reductions for tax positions of prior years	(1)	—

Balance at December 31	$12	$11

Unrecognized tax benefits at December 31, 2009, if recognized, would not have a significant impact on our effective rate. The Company recognizes interest and penalties pertaining to income taxes in Interest expense and Other expenses, respectively, on our Consolidated Statements of Operations. We had $1 million of accrued interest at December 31, 2009 and none at December 31, 2008. We had no accrued penalties pertaining to income taxes at December 31, 2009 and December 31, 2008. We had $1 million interest expense in relation to income tax for the years ended December 31, 2009 and an immaterial amount for the year ended December 31, 2008.
In 2009, DTE Energy and its subsidiaries settled a federal tax audit for the 2004 through 2006 tax years. The resulting change to unrecognized tax benefits was not significant. The Company’s U.S. federal income tax returns for years 2007 and subsequent years remain subject to examination by the IRS. The Company’s Michigan Business Tax for the year 2008 is subject to examination by the State of Michigan. The Company also files tax returns in various local jurisdictions with varying statutes of limitation.
Michigan Business Tax
In July 2007, the Michigan Business Tax (MBT) was enacted by the State of Michigan to replace the Michigan Single Business Tax (MSBT) effective January 1, 2008. The MBT is comprised of an apportioned modified gross receipts tax of 0.8 percent and an apportioned business income tax of 4.95 percent. The MBT provides credits for Michigan business investment, compensation, and research and development. Legislation was also enacted, in 2007, by the State of Michigan creating a deduction for businesses that realize an increase in their deferred tax liability due to the enactment of the MBT. The MBT is accounted for as an income tax.
The MBT consolidated deferred tax liability balance is $64 million as of December 31, 2009 and is reported net of the related federal tax benefit. The MBT deferred tax asset balance is $56 million as of December 31, 2009 and is reported net of the related federal deferred tax liability. The regulated asset balance is $64 million and the regulated liability balance is $56 million as of December 31, 2009 and is further discussed in Note 9.
NOTE 11 — LONG-TERM DEBT AND PREFERRED SECURITIES
Long-Term Debt
Our long-term debt outstanding and interest rates of debt outstanding at December 31 were:

(in Millions)	2009	2008
First Mortgage Bonds, interest payable semi-annually
7.06% series due 2012	$40	$40
8.25% series due 2014	80	80
Senior notes, interest payable semi-annually
5.26% series due 2013	60	60
5.94% series due 2015	140	140
6.04% series due 2018	100	100
5.00% series due 2019	120	120
6.36% series due 2020	50	50
6.44% series due 2023	25	25
6.78% series due 2028	75	75
5.70% series due 2033	200	200

	890	890
Less: unamortized discount	(1)	(1)

Total	$889	$889

Substantially all of our net utility property is subject to the lien of our mortgage. Should the Company fail to timely pay its indebtedness under the mortgage, such failure may create cross defaults in the indebtedness of DTE Energy.
The following table shows the scheduled debt maturities and sinking fund requirements, excluding any unamortized discount or premium on debt:

						2015 and
(in Millions)	2010	2011	2012	2013	2014	thereafter	Total
Amount to mature	$—	$—	$40	$60	$80	$710	$890

Preferred and Preference Securities — Authorized and Unissued
At December 31, 2009, MichCon had 7 million shares of preferred stock with a par value of $1 per share and 4 million shares of preference stock with a par value of $1 per share authorized, with no shares issued.
NOTE 12 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
MichCon has a $181 million, five-year unsecured revolving credit agreement expiring in October 2010 and a $250 million, two-year unsecured revolving credit agreement expiring in April 2011. The five-year and two-year revolving credit facilities are with a syndicate of 22 banks and may be used for general corporate borrowings, but are intended to provide liquidity support for our commercial paper program. No one bank provides more than 8.5% of the commitment in any facility. Borrowings under the facilities are available at prevailing short-term interest rates. The above agreements require the Company to maintain a total funded debt to capitalization ratio, as defined in the agreements, of no more than 0.65 to 1. At December 31, 2009, the debt to total capitalization ratio for MichCon is 0.49 to 1. Should we have delinquent obligations of at least $50 million to any creditor; such delinquency will be considered a default under our credit agreements.
At December 31, 2009, the Company had outstanding commercial paper of $327 million and no other short-term borrowings, resulting in net availability under the combined facilities of $104 million. At December 31, 2008, the Company had outstanding commercial paper of $272 million and other short-term borrowings of $220 million.
The weighted average interest rates for short-term borrowings were 0.7% and 4.3% at December 31, 2009 and 2008, respectively.
NOTE 13 — OPERATING LEASES
Lessee — MichCon leases certain property under operating lease arrangements expiring at various dates through 2025. Some leases contain renewal options. Future minimum lease payments under non-cancelable leases at December 31, 2009 were:

Operating
(in Millions)	Leases
2010	$1
2011	1

Total minimum lease payments	$2

Rental expense for operating leases was $1 million in 2009, 2008 and 2007.
Lessor — MichCon leases a portion of its pipeline system to the Vector Pipeline Partnership through a capital lease contract that expires in 2020, with renewal options extending for five years.
The components of the net investment in the capital lease at December 31, 2009 were as follows:

(in Millions)
2010	$9
2011	9
2012	9
2013	9
2014	9
Thereafter	53

Total minimum future lease receipts	98
Residual value of leased pipeline	40
Less unearned income	(63)

Net investment in direct financing lease	75
Less current portion	(2)

$73

NOTE 14 — COMMITMENTS AND CONTINGENCIES
Environmental Matters
Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The Company owns, or previously owned, 14 such former manufactured gas plant (MGP) sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.
The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, the Company recognizes a liability and corresponding regulatory asset for estimated investigation and remediation costs at former MGP sites. During 2009, the Company spent approximately $1 million investigating and remediating these former MGP sites. As of December 31, 2009 and 2008, MichCon had $36 million and $38 million, respectively, accrued for remediation.
Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. However, the Company anticipates the cost deferral and rate recovery mechanism approved by the MPSC will prevent environmental costs from having a material adverse impact on our results of operations.
Labor Contracts
There are several bargaining units for the Company’s union employees. The majority of our union employees are under contracts that expire in October 2010.
Purchase Commitments
As of December 31, 2009, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1.6 billion through 2051. MichCon also estimates that 2010 capital expenditures will be approximately $150 million. The Company has made certain commitments in connection with expected capital expenditures.
Bankruptcies
The Company buys and sells gas and gas transportation and storage services to numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of its customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its sale contracts and it records provisions for amounts considered at risk of probable loss. The Company believes its previously accrued amounts are adequate for probable losses. The final resolution of these matters is not expected to have a material effect on its consolidated financial statements.
Other Contingencies
The Company is involved in certain other legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on its operations or financial statements in the periods they are resolved.
See Note 9 for a discussion of contingencies related to Regulatory Matters.
NOTE 15 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
Measurement Date
In 2008, the Company changed the measurement date of its pension and postretirement benefit plans from November 30 to December 31. As a result, the Company recognized an adjustment of $3 million ($2 million after tax) and $4 million to retained earnings and regulatory liabilities, respectively, which represents approximately one month of pension and postretirement benefit costs for the period December 1, 2007 to December 31, 2008. All amounts and balances reported in the following tables as of December 31, 2009 and December 31, 2008 are based on measurement dates of December 31, 2009 and December 31, 2008, respectively.
Pension Plan Benefits
MichCon participates in various plans that provide pension and other postretirement benefits for MichCon and its affiliates. MichCon is allocated net periodic benefit costs (credits) for its share of the amounts of the combined plans. In prior years, MichCon served as the plan sponsor for a pension plan for represented employees that changed in 2008 to be sponsored by DTE Energy Corporate Services, LLC (LLC), a subsidiary of DTE Energy, which also became the plan sponsor for all plans of DTE Energy and its affiliates. The changes in plan sponsorship did not change the pension cost or contributions allocated to MichCon, or the benefits of plan participants. Disclosures in the following tables of benefit obligations and plan assets, components of net periodic benefit cost (credit), and changes in benefit obligations and assets include amounts allocated to MichCon for all plans.
The Company’s policy is to fund pension costs by contributing amounts consistent with the Pension Protection Act of 2006 provisions and additional amounts it deems appropriate. The Company does not expect to make a contribution to its pension plans in 2010.
In its April 2005 final rate order, the MPSC approved the deferral of the non-capitalized portion of the Company’s negative pension expense. In 2009 and 2008, the Company deferred $23 million and $39 million, respectively, as a regulatory liability.
Net pension credit includes the following components:

(in Millions)	2009	2008	2007
Service cost	$9	$10	$11
Interest cost	42	40	38
Expected return on Plan assets	(87)	(93)	(88)
Amortization of:
Net loss	2	—	2
Prior service cost	—	1	1
Special termination benefits	—	—	1

Net pension credit	$(34)	$(42)	$(35)

Special termination benefits in the above table represent cost associated with our Performance Excellence Process.

(in Millions)	2009	2008
Other changes in plan assets and benefit obligations recognized in regulatory assets
Net actuarial loss (gain)	$37	$387
Amortization of net actuarial gain	(1)	—
Amortization of prior service cost	—	(1)

Total recognized in regulatory assets (liabilities)	$36	$386

Total recognized in net pension credit and regulatory assets (liabilities)	$2	$344

Estimated amounts to be amortized from regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$17	$1
The following table reconciles the obligations, assets and funded status of the Company’s portion of the pension plans as well as the amounts recognized as prepaid pension cost in the Consolidated Statements of Financial Position at December 31:

(in Millions)	2009	2008
Accumulated benefit obligation, end of year	$667	$586

Change in projected benefit obligation
Projected benefit obligation, beginning of year	$627	$644
Service cost	9	10
Interest cost	42	40
Actuarial loss	87	(25)
Measurement date change	—	4
Benefits paid	(43)	(46)

Projected benefit obligation, end of year	$722	$627

Change in plan assets
Plan assets at fair value, beginning of year	$749	$1,106
Actual return on Plan assets	136	(319)
Benefits paid	(43)	(46)
Measurement date change	—	8

Plan assets at fair value, end of year	$842	$749

Funded status of the Plans, December 31	$120	$122

Amounts recorded as:
Noncurrent assets	$154	$136
Current liabilities	(1)	(1)
Noncurrent liabilities	(33)	(13)

	$120	$122

(in Millions)
Amounts recognized in Regulatory assets and Accumulated other comprehensive loss
Net actuarial loss	$414	$379
Prior service cost	(4)	(4)

	$410	$375

Regulatory assets	$409	$373
Other comprehensive loss	1	2

	$410	$375

Assumptions used in determining the projected benefit obligation and net pension costs are listed below:

	2009	2008	2007
Projected benefit obligation
Discount rate	5.90%	6.90%	6.50%
Rate of compensation increase	4.00%	4.00%	4.00%

	2009	2008	2007
Net pension costs
Discount rate	6.90%	6.50%	5.70%
Rate of compensation increase	4.00%	4.00%	4.00%
Expected long-term rate of return on Plan assets	8.75%	8.75%	8.75%
At December 31, 2009, the benefits related to the Company’s qualified and nonqualified pension plans expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2010	$40
2011	41
2012	41
2013	43
2014	44
2015 - 2019	240

Total	$449

The Company employs a formal process in determining the long-term rate of return for various asset classes. Management reviews historic financial market risks and returns and long-term historic relationships between the asset classes of equities, fixed income and other assets, consistent with the widely accepted capital market principle that asset classes with higher volatility generate a greater return over the long-term. Current market factors such as inflation, interest rates, asset class risks and asset class returns are evaluated and considered before long-term capital market assumptions are determined. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment management and rebalancing. Peer data is reviewed to check for reasonableness.
The Company employs a total return investment approach whereby a mix of equities, fixed income and other investments are used to maximize the long-term return on plan assets consistent with prudent levels of risk, with consideration given to the liquidity needs of the plan. The intent of this strategy is to minimize plan expenses over the long term. Risk tolerance is established through consideration of future plan cash flows, plan funded status, and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, growth and value investment styles, and large and small market capitalizations. Fixed income securities generally include corporate bonds of companies from diversified industries, mortgage-backed securities, and U.S. Treasuries. Other assets such as private equity and hedge funds are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk controlled manner, to potentially increase the portfolio beyond the market value of invested assets and reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.
Target allocations for plan assets as of December 31, 2009 are listed below:

U.S. Large Cap Equity Securities	25%
U.S. Small Cap and Mid Cap Equity Securities	6
Non U.S. Equity Securities	14
Fixed Income Securities	26
Hedge Funds and Similar Investments	20
Private Equity and Other	6
Short-Term Investments	3

100%

The fair values of the Company’s plans assets at December 31, 2009, by asset category are as follows:
Fair Value Measurements at December 31, 2009

				Balance at
(in Millions)(a)	Level 1	Level 2	Level 3	December 31, 2009
Asset Category:
Short-term investments (b)	$—	$21	$—	$21
Equity securities
U.S. Large Cap(c)	217	10	—	227
U.S. Small/Mid Cap(d)	51	1	—	52
Non U.S(e)	76	40	—	116
Fixed income securities(f)	15	198	—	213
Other types of investments
Hedge Funds and Similar Investments(g)	—	—	160	160
Private Equity and Other(h)	—	—	53	53

Total	$359	$270	$213	$842

(a)	See Note 4 – Fair Value for a description of levels within the fair value hierarchy.

(b)	This category predominately represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from broker or pricing services.

(c)	This category comprises both actively and not actively managed portfolios that track the S&P 500 low cost equity index funds. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(d)	This category represents portfolios of small and medium mid capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(e)	This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(f)	This category includes corporate bonds from diversified industries, U.S. Treasuries, and mortgage backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as Level 2 assets.

(g)	This category includes a diversified group of funds and strategies that attempt to capture financial market inefficiencies. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on relative publicly-traded securities, derivatives, and privately-traded securities.

(h)	This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on discounted cash flow analyses, relative publicly-traded comparables and comparable transactions.
The pension trust holds debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds which hold exchange-traded equity or debt securities are valued based on underlying securities, using quoted prices in actively traded markets. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class or issue for each security. The trustees monitor prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustees challenge an assigned price and determine that another price source is considered to be preferable. MichCon has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, MichCon selectively corroborates the fair values of securities by comparison of market-based price sources.
Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

	Hedge Funds and	Private Equity and
(in Millions)	Similar Investments	Other	Total
Beginning Balance at January 1, 2009	$155	$52	$207
Total realized/unrealized gains (losses)	10	(3)	7
Purchases, sales and settlements	(5)	4	(1)

Ending Balance at December 31, 2009	$160	$53	$213

The amount of total gains (losses) for the period attributable to the change in unrealized gains or losses related to assets still held at the end of the period	$11	$(3)	$8

The Company also participates in defined contribution retirement savings plans for DTE Energy and its affiliates. Participation in one of these plans is available to substantially all represented and non-represented employees. The Company matches employee contributions up to certain predefined limits based upon eligible compensation, the employee’s contribution rate and, in some cases, years of credited service. The cost of these plans was $4 million in each of the years 2009, 2008, and 2007.
Other Postretirement Benefits
The Company participates in plans sponsored by LLC that provide certain postretirement health care and life insurance benefits for employees who are eligible for these benefits. The Company’s policy is to fund certain trusts to meet our postretirement benefit obligations. Separate qualified Voluntary Employees Beneficiary Association (VEBA) trusts exist for represented and non-represented employees. In 2009, the Company made cash contributions of $115 million to the VEBA trusts. At the discretion of management, subject to MPSC requirements, the Company may make up to a $40 million contribution to the VEBA trusts in 2010.
Net postretirement cost includes the following components:

(in Millions)	2009	2008	2007
Service cost	$13	$14	$14
Interest cost	30	27	28
Expected return on plan assets	(18)	(17)	(14)
Amortization of
Net loss	7	5	10
Prior service cost	1	1	2
Net transition obligation	3	3	5

Net postretirement cost	$36	$33	$45

(in Millions)	2009	2008
Other changes in plan assets and APBO recognized in regulatory assets
Net actuarial (gain) loss	$(16)	$98
Amortization of net actuarial gain	(7)	(6)
Prior service cost	—	(1)
Amortization of prior service cost	(1)	(1)
Amortization of transition (asset)	(3)	(3)

Total recognized in regulatory assets	$(27)	$87

Total recognized in net postretirement cost and regulatory assets	$9	$120

Estimated amounts to be amortized from regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$8	$8
Prior service cost	1	1
Net transition obligation	3	3

	$12	$12

The following table reconciles the obligations, assets and funded status of the Company’s portion of the plans including amounts recorded as accrued postretirement cost in the Consolidated Statements of Financial Position at December 31:

(in Millions)	2009	2008
Change in accumulated postretirement benefit obligation
Accumulated postretirement benefit obligation, beginning of year	$466	$431
December 2007 cash flow	—	(2)
Service cost	13	14
Interest cost	30	27
Actuarial (gain) loss	3	19
Measurement date change	—	3
Benefits paid and Medicare Part D	(24)	(25)
Plan amendments	—	(1)

Accumulated postretirement benefit obligation, end of year	$488	$466

Change in plan assets
Plan assets at fair value, beginning of year	$118	$175
December 2007 VEBA cash flow	—	(14)
Company contribution	115	40
Measurement date change	—	2
Actual return on plan assets	37	(62)
Benefits paid	—	(23)

Plan assets at fair value, end of year	$270	$118

Funded status at fair value, December 31	$(218)	$(348)

Noncurrent liabilities	$(218)	$(348)

Amounts recognized in regulatory assets
Net loss	$136	$159
Prior service cost	2	4
Net transition obligation	12	15

Regulatory Asset — postretirement costs	$150	$178

Assumptions used in determining the projected benefit obligation and net benefit cost are listed below:

	2009	2008	2007
Projected benefit obligation
Discount rate	5.90%	6.90%	6.50%
Net benefit costs
Discount rate	6.90%	6.50%	5.70%
Expected long-term rate of return on plan assets	8.75%	8.75%	8.75%
Health care trend rate pre-65	7.00%	7.00%	8.00%
Health care trend rate post-65	7.00%	6.00%	7.00%
Ultimate health care trend rate	5.00%	5.00%	5.00%
Year in which ultimate reached	2016	2011	2011
A one-percentage-point increase in health care cost trend rates would have increased the total service cost and interest cost components of benefit costs by $6 million and increased the accumulated benefit obligation by $46 million at December 31, 2009. A one-percentage-point decrease in the health care cost trend rates would have decreased the total service cost and interest cost components of benefit costs by $7 million and would have decreased the accumulated benefit obligation by $74 million at December 31, 2009.
At December 31, 2009, the benefits expected to be paid, including prescription drug benefits, in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2010	$28
2011	29
2012	30
2013	31
2014	32
2015 - 2019	176

Total	$326

The process used in determining the long-term rate of return for assets and the investment approach for our other postretirement benefits plans is similar to those previously described for our pension plans.
In December 2003, the Medicare Act was signed into law which provides for a non-taxable federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least “actuarially equivalent” to the benefit established by law. The effects of the subsidy reduced net periodic postretirement benefit costs by $4 million in 2009, $3 million in 2008, and $9 million in 2007.
At December 31, 2009, the gross amount of federal subsidies expected to be received in each of the next five years and in the aggregate for the five fiscal years thereafter was as follows:

(In millions)
2010	$2
2011	2
2012	1
2013	2
2014	2
2015 - 2019	11

Total	$20

Target allocations for plan assets as of December 31, 2009 are listed below:

U.S. Large Cap Equity Securities	20%
U.S. Small Cap and Mid Cap Equity Securities	5
Non U.S. Equity Securities	20
Fixed Income Securities	25
Hedge Funds and Similar Investments	20
Private Equity and Other	10
Short-Term Investments	—

100%
The fair values of the Company’s plan assets at December 31, 2009, by asset category are as follows:
Fair Value Measurements at December 31, 2009

				Balance at
(in Millions)(a)	Level 1	Level 2	Level 3	December 31, 2009
Asset Category:
Short-term investments(b)	$—	$5	$—	$5
Equity securities
U.S. Large Cap(c)	46	25	—	71
U.S. Small/Mid Cap(d)	14	16	—	30
Non U.S(e)	23	22	—	45
Fixed income securities(f)	3	73	—	76
Other types of investments
Hedge Funds and Similar Investments(g)	—	—	29	29
Private Equity and Other(h)	—	—	14	14

Total	$86	$141	$43	$270

(a)	See Note 4 – Fair Value for a description of levels within the fair value hierarchy.

(b)	This category predominately represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from broker or pricing services.

(c)	This category comprises both actively and not actively managed portfolios that track the S&P 500 low cost equity index funds. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(d)	This category represents portfolios of small and medium mid capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(e)	This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(f)	This category includes corporate bonds from diversified industries, U.S. Treasuries, and mortgage backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as Level 2 assets.

(g)	This category includes a diversified group of funds and strategies that attempt to capture financial market inefficiencies. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on relative publicly-traded securities, derivatives, and privately-traded securities.

(h)	This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on discounted cash flow analyses, relative publicly-traded comparables and comparable transactions.

The VEBA trusts hold debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds which hold exchange-traded equity or debt securities are valued based on underlying securities, using quoted prices in actively traded markets. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class or issue for each security. The trustees monitor prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustees challenge an assigned price and determine that another price source is considered to be preferable. MichCon has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, MichCon selectively corroborates the fair values of securities by comparison of market-based price sources.
Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

	HedgeFunds Similar	Private Equity and
(in Millions)	Investments	Other	Total
Beginning Balance at January 1, 2009	$24	$12	$36
Total realized/unrealized gains (losses)	2	1	3
Purchases, sales and settlements	3	1	4

Ending Balance at December 31, 2009	$29	$14	$43

The amount of total gains (losses) for the period attributable to the change in unrealized gains or losses related to assets still held at the end of the period	$2	$1	$3

Grantor Trust
The Company maintains a Grantor Trust to fund other postretirement benefit obligations that invests in life insurance contracts and income securities. Employees and retirees have no right, title or interest in the assets of the Grantor Trust, and the Company can revoke the trust subject to providing the MPSC with prior notification. MichCon accounts for its investment at fair value with unrealized gains and losses recorded to earnings. During 2009, $35 million was transferred from the Grantor Trust to fund a postretirement medical plan trust.
NOTE 16 — RELATED PARTY TRANSACTIONS
The Company has agreements with affiliated companies to provide transportation and storage services and for the purchase of natural gas. The Company also has an agreement with a DTE Energy affiliate where it is charged for its use of their shared capital assets. Prior to March 31, 2007, under a service agreement with DTE Energy, various DTE Energy affiliates, including MichCon, provided corporate support services inclusive of various financial, auditing, tax, legal, treasury and cash management, human resources, information technology, and regulatory services, which were billed to DTE Energy corporate. As these functions essentially support the entire DTE Energy Company, total administrative and general expenses billed to DTE Energy corporate by MichCon and the other affiliates, along with certain interest and financing costs were then billed to various subsidiaries of DTE Energy, including MichCon. Subsequent to March 31, 2007, a new affiliate company was formed, DTE Energy Corporate Services, LLC, to accumulate the aforementioned corporate support services type expenses, which previously had been recorded on the various operating units of DTE Energy Company, including MichCon. These administrative and general expenses incurred by DTE Energy Corporate Services, LLC were then billed to various subsidiaries of DTE Energy, including MichCon. MichCon participates in a defined benefit retirement plan sponsored by another affiliate of DTE Energy.

The following is a summary of transactions with affiliated companies:

(in Millions)	2009	2008	2007
Revenues
Transportation and storage services	$2	$2	$4
Other services	5	3	2
Costs
Gas purchases	3	28	—
Other services and interest	20	22	17
Corporate expenses	123	134	132
Other
Dividends declared	50	37	50
Dividends paid	50	50	50
Capital contribution (1)	—	62	5

	December 31
(in Millions)	2009	2008
Assets
Accounts and notes receivable (2)	$16	$44
Prepaid pension assets	154	136
Liabilities & Equity
Accounts payable (2)	21	26
Exchange gas payable	—	3
Short-term borrowings	115	30
Other liabilities
Accrued pension liability	33	13
Accrued postretirement liability	218	348

(1)	The 2008 amount consists of $50 million representing a capital contribution from parent company and $12 million related to the transfer of four carbon dioxide processing facilities from an affiliated company to MichCon.

(2)	Our accounts receivable from affiliated companies and accounts payable to affiliated companies are payable upon demand and are generally settled in cash within a monthly business cycle.